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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                         -------------------------------

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                       ----------------------------------


       Date of Report (Date of earliest event reported): JANUARY 26, 2000



                              ANDOVER BANCORP, INC.
               (Exact name of Registrant as specified in charter)

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
         DELAWARE                                    000-16358                              04-2952665
         --------                                    ---------                              ----------
(State or other jurisdiction                  (Commission file number)                  (IRS employer
        of incorporation)                                                               identification no.)
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                  61 MAIN STREET, ANDOVER, MASSACHUSETTS 01810
               (Address of principal executive offices) (Zip Code)



                                 (978) 749-2000
              (Registrant's telephone number, including area code)
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Item 5 - Other Events

         On January 26, 2000, Andover Bancorp, Inc., a Delaware corporation (the "Company"), and GBT Bancorp, a Massachusetts corporation ("GBT"), entered into an Agreement and Plan of Merger (the "Merger Agreement"). GBT is the parent of Gloucester Bank and Trust Company, a Massachusetts chartered trust company. The Merger Agreement provides that GBT will be merged with and into the Company (the "Merger"), with the Company being the surviving corporation. The Boards of Directors of each of the Company and GBT approved the Merger Agreement, and the transactions contemplated thereby, at their respective meetings held on January 26, 2000. The consummation of the Merger is subject to certain customary conditions, including without limitation the approval of the stockholders of GBT and certain regulatory approvals.

         Under the Merger Agreement, at the Effective Time (as defined in the Merger Agreement), each outstanding share of common stock, no par value, of GBT (the "GBT Common Stock") will be converted into and exchangeable for the right to receive, at the election of the holder in accordance with the procedures provided in the Merger Agreement, either (i) cash in the amount of $20.50 (the "Per Share Cash Consideration"), or (ii) 0.7543 shares of the Company's common stock, $.10 par value per share (the "Company Common Stock") (such amount, the "Per Share Stock Consideration") subject to adjustment as provided below; provided that the aggregate amount of cash that shall be paid out as consideration for the Merger shall be equal to $8,111,583.50. Accordingly, Per Share Stock Consideration (or Adjusted Per Share Stock Consideration as discussed below) shall be available to holders of GBT Common Stock only to the extent Cash Consideration is not sufficient to pay the entire consideration due to such holders. Shares of GBT Common Stock that qualify as dissenting shares under the Massachusetts Business Corporation Law will be deemed to have received Cash Consideration, and holders of GBT Common Stock who would otherwise be entitled to receive a fractional share of Company Common Stock will receive cash in lieu thereof. The Merger is intended to constitute as a reorganization under
Section 368(a) of the Internal Revenue Code of 1986, as amended.

         Notwithstanding the foregoing, if the Average Closing Price (as defined below) is equal to or less than $19.02, GBT shall have the right, waivable by it, to terminate the Merger Agreement pursuant to its terms unless the Company elects, at its option, to adopt the "Adjusted Per Share Stock Consideration" in lieu of the Per Share Stock Consideration, which shall be the number of shares of Company Common Stock equivalent to $14.35 divided by the Average Closing Price. The "Average Closing Price" shall be determined by averaging the closing sale prices per share of Company Common Stock on Nasdaq (as reported by the Wall Street Journal or, if not reported thereby, another authoritative source), for the 10 consecutive Nasdaq trading days (each, a "Daily Closing Price") ending on and including the fifth trading day immediately preceding (but not including) the Effective Time, discarding the two highest and two lowest Daily Closing Prices and averaging the remaining Daily Closing Prices.


                                        2
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         A copy of the Merger Agreement is attached hereto as Exhibit 2.1 and a copy of the press release issued by the Company regarding the Merger is attached hereto as Exhibit 99.1. Each such Exhibit is incorporated herein by reference.

         In connection with the execution of the Merger Agreement, the Company and GBT entered into a Stock Option Agreement, dated as of January 26, 2000, pursuant to which GBT granted the Company an option to purchase, subject to certain terms and conditions contained therein, up to an aggregate of 19.9% of the outstanding shares of GBT Common Stock. The option was granted as an inducement to the Company's willingness to enter into the Merger Agreement. A copy of the Stock Option Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 7 - Financial Statements, Pro Forma Financial Information and Exhibits

2.1 Agreement and Plan of Merger, dated as of January 26, 2000, by and between Andover Bancorp, Inc. and GBT Bancorp.

10.1 Stock Option Agreement, dated as of January 26, 2000, by and between Andover Bancorp, Inc. and GBT Bancorp.

99.1     Text of Press Release issued by Andover Bancorp, Inc. on January 27,
         2000.

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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be filed on its behalf by the undersigned thereunto duly authorized.

                                             ANDOVER BANCORP, INC.



Dated:  February 8, 2000                    By: /s/ Joseph F. Casey
                                                -------------------------------
                                             Name:    Joseph F. Casey
                                             Title:   Chief Financial Officer
                                                       and Treasurer
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                                  EXHIBIT INDEX


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
EXHIBIT NO.                             DESCRIPTION
-----------                             -----------

2.1 Agreement and Plan of Merger, dated as of January 26, 2000, by and between Andover Bancorp, Inc. and GBT Bancorp.

10.1 Stock Option Agreement, dated as of January 26, 2000, by and between Andover Bancorp, Inc. and GBT Bancorp.

99.1              Text of Press Release issued by Andover Bancorp, Inc. on
                  January 27, 2000.
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